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                                                                     EXHIBIT 4.4

                              ARCHSTONE-SMITH TRUST
                   1996 SHARE OPTION PLAN FOR OUTSIDE TRUSTEES

                (As Amended and Restated as of October 29, 2001)

                                   SECTION 1
                               HISTORY AND PURPOSE

     The Archstone Communities Trust 1996 Share Option Plan for Outside Trustees (the "Plan") was established by Archstone Communities Trust (formerly known as Security Capital Pacific Trust) (the "Company") to promote the interests of the Company and its shareholders by enhancing the Company's ability to attract and retain the services of experienced and knowledgeable trustees and by encouraging such trustees to acquire a proprietary interest in the Company. Effective as of October 29, 2001, Archstone-Smith Trust assumed sponsorship of the Plan and was substituted for Archstone Communities Trust as the "Company" under the Plan. The following provisions constitute an amendment, restatement and continuation of the Plan as in effect immediately prior to October 29, 2001 in the form of "Archstone-Smith Trust 1996 Share Option Plan for Outside Trustees".

                                   SECTION 2
                                 OPTION GRANTS

     2.1 Election. Each Eligible Trustee shall be entitled to the grant of an
         --------
"Option", subject to the following:

     (a) Each member of the Board of Trustees of the Company (the "Board") who is not an employee of the Company or any Related Company shall be an "Eligible Trustee". A "Participant" is an Eligible Trustee who has received an Option under the Plan.

     (b) On the date of each annual meeting of the Company's shareholders after October 29, 2001, each Trustee who is then an Eligible Trustee (after the election of Trustees at the annual meeting) shall be granted an Option to purchase 5,000 Common Shares of Beneficial Interest, par value $.01 per share, of the Company (the "Stock"). Notwithstanding the foregoing, an individual who first becomes an Eligible Trustee on the date of an annual meeting of the Company's shareholders shall not be granted an Option for the year beginning with the annual meeting if the individual has been awarded an option by reason of the individual's serving on the Board of a company which is merged with and into the Company in the calendar year in which the merger occurs.

     (c) If an individual becomes an Eligible Trustee on a date other than an annual meeting, he shall be granted an Option to purchase a number of shares of Stock as of the date on which he first becomes an Eligible Trustee. The number of shares subject to the Option shall be the number which would have been subject to the

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          Option if he had become an Eligible Trustee at the immediate preceding annual meeting, except that such number of shares shall be subject to a pro-rata reduction to reflect the portion of the year prior to the date on which he becomes an Eligible Trustee. In no event shall an Option be granted with respect to a fractional share, and the amount of any pro-rata reduction shall be rounded to the nearest whole share.

     (d) The term "Related Company" means any corporation or trade or business which would be, along with the Company, a member of controlled group of corporations or controlled group of trades or businesses as described in section 414(b) or (c) of the Internal Revenue Code of 1986, as amended (the "Code"), if the ownership test of section 414 were "at least 50%" rather than "at least 80%".

     2.2 Option Terms. Each Option granted pursuant to this Section shall be
         ------------
subject to the following:

     (a) Each Option shall provide for a per-share exercise price equal to the Fair Market Value of a share of Stock on the date as of which the Option is granted (but in no event less than the par value of a share of Stock). The "Fair Market Value" of a share of Stock of the Company as of any date shall be determined in accordance with the following rules:

          (i) If the Stock is at the time listed or admitted to trading on any stock exchange, then the Fair Market Value shall be the average of the highest and lowest sales price per share of the Stock on such date on the principal exchange on which the Stock is then listed or admitted to trading or, if no such sale is reported on that date, on the last preceding date on which a sale was so reported.

          (ii) If the Stock is not at the time listed or admitted to trading on a stock exchange, the Fair Market Value shall be the average of the lowest reported bid price and highest reported asked price of the Stock on the date in question in the over-the- counter market, as such prices are reported in a publication of general circulation selected by the Administrator and regularly reporting the market price of Stock in such market.

          (iii) If the Stock is not listed or admitted to trading on any stock exchange or traded in the over-the- counter market, the Fair Market Value shall be as determined by the Administrator in good faith.

     (b) The full purchase price of each share of Stock purchased upon the exercise of any Option shall be paid at the time of such exercise and, as soon as practicable thereafter, a certificate representing the shares so purchased shall be delivered to the person entitled thereto.

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     (c)  The Option purchase price shall be payable in cash or in shares of
          Stock held at least six months (valued at Fair Market Value as of the day of exercise) or in any combination thereof. If a cashless exercise procedure is established by the Company, a Trustee may elect to pay the purchase price upon the exercise of an Option granted pursuant to this Section through such cashless exercise procedure.

     (d) Each Option awarded before December 18, 1998 shall be immediately exercisable. Each Option awarded on or after December 18, 1998 shall vest at the rate of 25% per year, beginning on the first anniversary of the date of grant.

     (e) An Option awarded before December 18, 1998 shall expire on the earliest of: (i) the five-year anniversary of the date it is granted;
          (ii) the three-month anniversary of the Trustee's Date of Termination for any reason other than death or Disability, or (iii) the one-year anniversary of the Trustee's Date of Termination by reason of death or Disability. An Option awarded on or after December 18, 1998 shall expire on the earliest of: (x) the ten-year anniversary of the date it is granted; (y) the three-month anniversary of the Trustee's Date of Termination for any reason other than death, Disability or Retirement, or (z) the one-year anniversary of the Trustee's Date of Termination by reason of death, Disability or Retirement.

     (f) Each Option granted under this Section shall be evidenced by an Agreement duly executed on behalf of the Company and by the Trustee to whom such Option is granted and dated as of the applicable date of grant. Each Agreement shall comply with and be subject to the terms of the Plan.

     (g) The Options are not intended to be "incentive stock options" as that term is described in section 422 of the Code.

     (h) A Participant's "Date of Termination" shall be the day following the last day on which he serves as a Trustee.

     (i) A Trustee shall be considered to have a "Disability" during the period in which he is unable, by reason of a medically determinable physical or mental impairment, to engage in any substantial gainful activity, which condition, in the opinion of a physician selected by the Administrator, is expected to have a duration of not less than 120 days.

     (j) A Trustee's "Retirement" shall mean the occurrence of the Trustee's Date of Termination after providing at least five years of service as an Eligible Trustee to the Company and attaining age 60.

     2.3 Adjustment to Awards. Any awards granted pursuant to the Plan which are
         --------------------
outstanding as of the Archstone Closing Date (as defined in that certain Amended and Restated Agreement and Plan of Merger among Archstone Communities Trust, Charles E. Smith Residential Realty, Inc., et. al., dated as of May 3, 2001), shall be automatically adjusted

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pursuant to Section 4.3 of the plan by substituting for the number of common shares of beneficial interest, $1.00 par value per share, of Archstone Communities Trust subject thereto immediately prior to the Archstone Closing Date an equal number of shares of Stock, and all other terms and conditions shall remain the same as prior to the adjustment.

                                   SECTION 3
                            DIVIDEND EQUIVALENT UNITS

     3.1 Award of Dividend Equivalent Units. A Participant who is awarded an
         ----------------------------------
Option under the Plan on or after December 18, 1998 shall also be entitled to receive "Dividend Equivalent Units" with respect to such Option, as follows:

     (a)  Annual crediting of Dividend Equivalent Units. As of the last day of
          ---------------------------------------------
          each calendar year, each Participant shall be credited with a number of Dividend Equivalent Units equal to (i) the amount the Administrator determines to be the average dividend yield per share of Stock for such calendar year, reduced by the amount that the Administrator determines to be the S&P 500 average dividend yield for such year, multiplied by (ii) the number of shares of Stock underlying the Participant's outstanding Options that are entitled to Awards under this Section 3 during such calendar year (reduced pro rata to reflect shares of Stock underlying such Options that were not outstanding on the record date with respect to each dividend payment date during such year).

     (b)  Additional credits to reflect dividend payments on Dividend Equivalent
          ----------------------------------------------------------------------
          Units. As of the last day of each calendar year, each Participant
          -----
          shall be credited with additional Dividend Equivalent Units equal to
          (i) the amount the Administrator determines to be the average dividend yield per share of Stock for such calendar year, multiplied by (ii) the number of Dividend Equivalent Units outstanding during such calendar year (reduced pro rata to reflect Dividend Equivalent Units that were not outstanding on each dividend payment date during such year).

     3.2 Terms and Conditions of Dividend Equivalent Units. Dividend Equivalent
         -------------------------------------------------
Units shall be subject to the following terms and conditions:

     (a) Dividend Equivalent Units shall vest in accordance with the vesting schedule applicable to the Option with respect to which the Dividend Equivalent Unit was awarded.

     (b) Each vested Dividend Equivalent Unit shall entitle the holder thereof to a share of Stock on the last day of the calendar year in which occurs the first of (i) the date the Participant exercises the Option with respect to which the Dividend Equivalent Unit was awarded, or
          (ii) the date such Option expires by its terms (whether by reason of termination of service or otherwise); provided, however,

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          prior to the date the shares of Stock would otherwise be payable, to the extent permitted by the Administrator, a Participant may irrevocably elect to defer receipt of such shares of Stock until the last date of a later calendar year, but in no event later than the last day of the calendar year in which occurs the tenth anniversary of the grant of the underlying Option. Any such deferral election shall be made in such form and at such times as the Administrator may determine and shall be subject to such other terms, conditions and limitations as the Administrator may establish.

     (c) All Dividend Equivalent Units which are not vested upon the Participant's Date of Termination shall be forfeited.

     (d) Settlement of all Dividend Equivalent Units shall be made in the form of whole shares of Stock. Any fractional Shares shall be settled in cash.

                                   SECTION 4
                          OPERATION AND ADMINISTRATION

     4.1 Duration. Options may be awarded under the Plan prior to such approval,
         --------
provided, that no Option may be exercised prior to such approval and, in the event such approval is not obtained, the Options shall be of no effect. The Plan shall be unlimited in duration and, in the event of Plan termination, shall remain in effect as long as any Options granted under it are outstanding and not exercised; provided, however, that no new Options shall be made under the Plan on or after the tenth anniversary of December 10, 1996.

     4.2 Shares Subject to Plan. The shares of Stock with respect to which
         ----------------------
Options may be awarded under the Plan shall be currently authorized but unissued shares or currently held or subsequently acquired by the Company as treasury shares, including shares purchased in the open market or in private transactions. The maximum number of shares of Stock available for Options under the Plan shall not exceed 200,000 shares.

     4.3 Adjustments to Shares. In the event of any merger, consolidation,
         ---------------------
reorganization, recapitalization, spinoff, stock dividend, stock split, reverse stock split, exchange or other distribution with respect to Shares or other change in the corporate structure or capitalization affecting the Shares, the type and number of Shares which are or may be subject to Options under the Plan and the terms of any outstanding Options (including the exercise price at which outstanding options may be exercised) shall be equitably adjusted by the Administrator, in its sole discretion, to preserve the value of benefits awarded or to be awarded to Eligible Trustees under the Plan. Upon a merger or consolidation in which the Company is not the surviving entity, the Administrator may terminate each outstanding Option; provided, however, in the event the Administrator elects to terminate outstanding Options, the Optionee shall have the right immediately prior to such merger or consolidation to exercise his Option in full even though such Option would not otherwise be exercisable under the option vesting schedule, if any.

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     The existence of this Plan and the Options granted hereunder shall not affect in any way the right or power of the Company or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations, spinoffs, or other changes in the Company's capital structure or its business, any merger or consolidation of the Company, any issue of bonds, debentures, preferred or prior preference stocks ahead of or affecting the Company's Stock or the rights thereof, the dissolution or liquidation of the Company, any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

     Except as expressly provided by the terms of this Plan, the issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, for cash or property or for labor or rights or warrants to subscribe therefor or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect Options under the Plan.

     4.4 Limit on Distribution. Distribution of shares of Stock or other amounts
         ---------------------
under the Plan shall be subject to the following:

     (a) Notwithstanding any other provision of the Plan, the Company shall have no liability to issue any shares of Stock under the Plan or make any other distribution of benefits under the Plan unless such delivery or distribution would comply with all applicable laws and the applicable requirements of any securities exchange or similar entity.

     (b) The Administrator shall add such conditions and limitations to any Options to any Participant as is necessary to comply with Section 16(a) and 16(b) of the Securities Exchange Act of 1934, and the rules and regulations thereunder or to obtain any exemption therefrom.

     (c) To the extent that the Plan provides for issuance of certificates to reflect the transfer of shares of Stock, the transfer of such shares may, at the direction of the Administrator, be effected on a non-certificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange.

     4.5 Taxes. All Options under the Plan are subject to all applicable taxes.
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     4.6 Distributions to Disabled Persons. Notwithstanding any other provision
         ---------------------------------
of the Plan, if, in the Administrator's opinion, a Participant or other person entitled to benefits under the Plan is under a legal disability or is in any way incapacitated so as to be unable to manage his financial affairs, the Administrator may direct that payment be made to a relative or friend of such person for his benefit until claim is made by a conservator or other person legally charged with the care of his person or his estate, and such payment or distribution shall be in lieu of any such payment to such Participant or other person. Thereafter, any benefits under the Plan to which such Participant or other person is entitled shall be paid to such conservator or other person legally charged with the care of his person or his estate.

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     4.7  Transferability. Options are not transferable prior to exercise,
          ---------------
except as designated by the Participant by will or by the laws of descent and distribution. Notwithstanding the foregoing provisions of this subsection, the Administrator may permit transfer of Options under the Plan to be transferred to or for the benefit of the Participant's family, subject to such limits as the Administrator may establish.

     4.8  Form and Time of Elections. Any election required or permitted under
          --------------------------
the Plan shall be in writing, and shall be deemed to be filed when delivered to the Secretary of the Company.

     4.9  Limitation of Implied Rights. Neither the Participant nor any other
          ----------------------------
person shall, by reason of participation in the Plan, acquire any right in or title to any assets, funds or property of the Company whatsoever prior to the date such shares are distributed. A Participant shall have only a contractual right to the shares, if any, distributable under the Plan, unsecured by any assets of the Company. Nothing contained in the Plan shall constitute a guarantee by the Company that the assets of the Company shall be sufficient to provide any benefits to any person.

     4.10 Evidence. Evidence required of anyone under the Plan may be by
          --------
certificate, affidavit, document or other information which the person acting on it considers pertinent and reliable, and signed, made or presented by the proper party or parties.

     4.11 Action by Company. Any action required or permitted to be taken by the
          -----------------
Company shall be by resolution of the Board, or by action of one or more members of the Board (including a committee of the Board) who are duly authorized to act for the Board, by a duly authorized officer of the Board, or (except to the extent prohibited by applicable law or the rules of any stock exchange) by a duly authorized officer of the Company.

     4.12 Gender and Number. Where the context admits, words in any gender shall
          -----------------
include any other gender, words in the singular shall include the plural and the plural shall include the singular.

     4.13 Change in Control. In the event that (i) a Trustee's service is
          -----------------
terminated by the Trust or the successor to the Trust for reasons other than Cause following a Change in Control of the Trust (as defined below), or (ii) the Plan is terminated by the Trust or its successor following a Change in Control without provision for the continuation of outstanding Awards hereunder, all Options and related Awards which have not otherwise expired shall become immediately exercisable. For purposes of the Plan, a "Change in Control" means the happening of any of the following:

     (a) the shareholders of the Trust approve a definitive agreement to merge the Trust into or consolidate the Trust with another entity, sell or otherwise dispose of all or substantially all of its assets or adopt a plan of liquidation, provided, however, that a Change in Control shall not be deemed to have occurred by reason of a transaction, or a substantially concurrent or otherwise related series of transactions, upon the completion of which 50% or more of the beneficial ownership of the voting power of the Trust, the surviving corporation or

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          corporation directly or indirectly controlling the Trust or the surviving corporation, as the case may be, is held by the same persons (as defined below) (although not necessarily in the same proportion) as held the beneficial ownership of the voting power of the Trust immediately prior to the transaction or the substantially concurrent or otherwise related series of transactions, except that upon the completion thereof, employees or employee benefit plans of the Trust may be a new holder of such beneficial ownership; provided, further, that a transaction with an "Affiliate" of the Trust (as defined in the Securities Exchange Act of 1934, as amended (the `Exchange Act')) shall not be treated as a Change in Control; or

     (b) the "beneficial ownership" (as defined in Rule 13d-3 under the Exchange Act) of securities representing 50% or more of the combined voting power of the Trust is acquired, other than from the Trust, by any "person" as defined in Sections 13(d) and 14(d) of the Exchange Act (other than any trustee or other fiduciary holding securities under an employee benefit or other similar stock plan of the Trust), provided, that any purchase by Security Capital Group Incorporated or any of its affiliates of securities representing 50% or more of the combined voting power of the Company shall not be treated as a Change in Control; or

     (c) at any time during any period of two consecutive years, individuals who at the beginning of such period were members of the Board of Trustees of the Trust cease for any reason to constitute at least a majority thereof (unless the election, or the nomination for election by the Trust's shareholders, of each new trustee was approved by a vote of at least two-thirds of the trustees still in office at the time of such election or nomination who were trustees at the beginning of such period).

     For purposes of the Plan, "Cause" shall mean, in the reasonable judgment of the Administrator (i) the willful and continued failure by the Trustee to substantially perform his or her duties with the Trust after written notification by the Trust, (ii) the willful engaging by the Trustee in conduct which is demonstrably injurious to the Trust or any Related Company, monetarily or otherwise, or (iii) the engaging by the Trustee in egregious misconduct involving serious moral turpitude. For purposes hereof, no act, or failure to act, on the Trustee's part shall be deemed "willful" unless done, or omitted to be done, by the Trustee not in good faith and without reasonable belief that such action was in the best interest of the Trust or Related Company. For purposes of this subsection, a Trustee's service shall be deemed to be terminated by the Trust or the successor to the Trust if the Trustee terminates service after (i) a substantial adverse alteration in the nature of the Trustee's status or responsibilities from those in effect immediately prior to the Change in Control, or (ii) a material reduction in the Trustee's annual compensation as in effect immediately prior to the Change in Control. If, upon a Change in Control, awards in other shares or securities are substituted for outstanding Awards pursuant to Section 4.3, and immediately following the Change in Control the Trustee becomes

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     director of the entity into which the Trust merged, or the purchaser of substantially all of the assets of the Trust, or a successor to such entity or purchaser, the Trustee shall not be treated as having terminated service for purposes of this Section 4.13 until such time as the Trustee terminates service with the merged entity or purchaser (or successor), as applicable.

                                   SECTION 5
                                 ADMINISTRATOR

     5.1 Administration. The authority to control and manage the operation and
         --------------
administration of the Plan shall be vested in the Secretary of the Company (the "Administrator") in accordance with this Section.

     5.2 Powers of Administrator. The Administrator will have the authority to
         -----------------------
establish, amend and rescind any rules and regulations relating to the Plan, to determine the terms and provisions of any agreements made pursuant to the Plan and to make all other determinations that may be necessary or advisable for the administration of the Plan.

     5.3 Information to be Furnished to Administrator. The Company shall furnish
         --------------------------------------------
the Administrator with such data and information as may be required for it to discharge its duties. The records of the Company as to the period of a Trustee's service shall be conclusive on all persons unless determined to be incorrect. Participants and other persons entitled to benefits under the Plan must furnish the Administrator such evidence, data or information as the Administrator considers desirable to carry out the terms of the Plan.

     5.4 Liability and Indemnification of Administrator. The Administrator shall
         ----------------------------------------------
not be liable to any person for any action taken or omitted in connection with the administration of the Plan unless attributable to his own fraud or willful misconduct; nor shall the Company be liable to any person for any such action unless attributable to fraud or willful misconduct on the part of a trustee or employee of the Company. The Administrator and persons acting as the authorized delegates of the Administrator under the Plan, shall be indemnified by the Company, to the fullest extent permitted by law, against any and all liabilities, losses, costs and expenses (including legal fees and expenses) of whatsoever kind and nature which may be imposed on, incurred by or asserted against the Administrator or authorized delegates by reason of the performance of an Administrator function if the Administrator or authorized delegates did not act dishonestly or in willful violation of the law or regulation under which such liability, loss, cost or expense arises. This indemnification shall not duplicate but may supplement any coverage available under any applicable insurance.

                                   SECTION 6
                           AMENDMENT AND TERMINATION

     The Board may, at any time, amend or terminate the Plan, provided that, subject to subsection 4.3 (relating to certain adjustments to shares), no amendment or termination may

                                       -9-

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materially adversely affect the rights of any Participant or beneficiary under any Option made under the Plan prior to the date such amendment is adopted by the Board.

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